Exhibit 16

Ernst & Young LLP 178 South Rio Grande Street Suite 400 Salt Lake City, Utah 84101
Tel: 801 350 3300 Fax: 801 350 3456

April 16, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 16, 2009 of Headwaters Incorporated and are in agreement with the statements contained in the third sentence of paragraph one, paragraphs two, three, and four, and the first sentence of paragraph five on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP